    As filed with the Securities and Exchange Commission on August 31, 1999
                                                       Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                   Number Nine Visual Technology Corporation
             (Exact name of registrant as specified in its charter)

                Delaware                               04-2821358
    (State or other jurisdiction of     (I.R.S. Employer Identification Number)
     incorporation or organization)

                                ---------------

                               18 Hartwell Avenue
                              Lexington, MA 02421
                                 (781) 674-0009
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                Wallace E. Smith
                            Chief Executive Officer
                   Number Nine Visual Technology Corporation
                               18 Hartwell Avenue
                              Lexington, MA 02421
                                 (781) 674-0009
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  With a copy to:
                            Neil H. Aronson, Esquire
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                          Boston, Massachusetts 02111
                                 (617) 542-6000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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                                                         Proposed
                                            Proposed     Maximum
 Title of Each Class of                     Maximum     Aggregate   Amount of
    Securities to be       Amount to be  Offering Price  Offering  Registration
       Registered          Registered(1)   per Share     Price(2)      Fee
-------------------------------------------------------------------------------
Common Stock, $.01 par
 value...................    1,000,000      $1.5469     $1,546,900   $430.04

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(1) Includes (i) 1,000,000 shares of common stock to be issued upon the conversion of a portion of the Company's series A convertible preferred stock, par value $.01 per share (the "Series A Preferred Stock") and (ii) an indeterminate number of additional shares of common stock as may from time to time become issuable upon conversion of the Series A Preferred Stock, by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416.
(2) The price of $1.5469 per share, which was the average of the high and low prices of the common stock reported by the Nasdaq Stock Market on August
    26, 1999, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                   PROSPECTUS
                  Subject to Completion, dated August 31, 1999

                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

                        1,000,000 Shares of Common Stock


 . We have registered
  a total of up to
  1,000,000 shares of
  our common stock
  for sale by Silicon
  Graphics, Inc.

                                   This Investment
                                   Involves A High
                                 Degree of Risk. You
                                   Should Purchase
                                  Shares Only If You
                                     Can Afford A
                                    Complete Loss.

 . We will not receive
  any of the proceeds
  from the selling
  stockholder's sale
  of its common
  stock.

                                  See "Risk Factors"
                                  Beginning on Page
                                          3.


 Our common stock trades on the Nasdaq National Market under the symbol "NINE."

 On August 30, 1999, the closing sale price of one share of our common stock as quoted on the Nasdaq National Market was $1.56.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                        , 1999
                             -------- --

                               PROSPECTUS SUMMARY

   You must consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus. This prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors as outlined in this prospectus. Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

   Number Nine is a leading innovator and a supplier of high-performance visual technology solutions, including:

   .  video/graphics accelerator subsystems,

   .  video/graphics chips,

   .  related video/graphics productivity-enhancing software, and

   .  flat-panel monitor bundled solutions.

   Our products enable desktop personal computers or PCs to generate and display the increasingly sophisticated visual content of today's computing environment with greater speed, photorealistic color, high resolution and full-motion video. We also provide high-performance visual technology subsystems that render and control the graphics and video images transmitted to desktop PC monitors. Our products enable a PC to operate with more color, higher resolution, faster screen refresh rates and other features. Our primary products are video/graphics accelerator subsystems incorporating our productivity-enhancing software.

   A video/graphics accelerator subsystem consists primarily of an accelerator chip, memory chips, a digital-to-analog converter or DAC, and software drivers and utilities. The accelerator chip is the graphics "engine" that enhances speed, image clarity and color by performing functions that would otherwise be executed by the Central Processing Unit or CPU. Memory chips are used to temporarily store graphics information for display and are available in configurations such as SDRAM, SGRAM and higher-performance VRAM and WRAM. The DAC converts data from the digital format in which it is typically stored in the graphics memory to the analog format required in order for the display monitor to function. Software drivers enable the accelerator chip to interface with the CPU and optimize the overall performance of the subsystem. Software utilities increase the number and variety of display features of a PC and are increasingly being added to accelerator subsystems as end-users seek greater functionality and access to advanced features.

   Number Nine Visual Technology Corporation was incorporated in Connecticut in May 1982, reincorporated as a Massachusetts corporation in January 1987 and reincorporated as a Delaware corporation in December 1994. Our executive offices are located at 18 Hartwell Avenue, Lexington, Massachusetts 02421 and our telephone number is (781) 674-0009.

                                  RISK FACTORS

   Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to other information in this prospectus.

   Competing Technologies May Render Some or All of Our Products or Future Products Noncompetitive or Obsolete. The PC industry in general, and the market for our products in particular, are characterized by:

  .  rapid technological advances,

  .  frequent new product introductions,

  .  short product life cycles,

  .  product obsolescence,

  .  changes in customer requirements or preferences for competing products,

  .  evolving industry standards,

  .  significant competition, and

  .  rapidly changing pricing.

   In this regard, the life cycle of products in our markets is often as short as nine to twelve months. Therefore, our future prospects depend, in part, upon our ability to:

  .  continually update our existing products in a timely manner, and

  . continue to identify, develop and achieve market acceptance of products that incorporate new technologies and standards and meet evolving customer needs.

   We may not be successful in managing product transitions, including controlling inventory of older generation products when introducing new products. We have experienced and could, in the future, experience reductions in sales of older generation products as customers delay purchases in anticipation of new product introductions. We establish reserves for anticipated product returns, based upon historical return rates of product returns and other factors. However, reductions in sales and returns of older generation products by distributors, primarily attributable to customer stock rotation, may give rise to charges for obsolete or excess inventory or substantial price protection charges.

   Dramatic Reductions in Sales to Significant Customers May Adversely Affect Our Sales. The volume and timing of orders received during a particular quarter are very difficult to forecast. Our customers can change delivery schedules or cancel orders with limited or no penalties. For example, in September 1996 Dell decided to stop buying our merchant graphics solution starting in the fourth quarter of 1996. In addition, during the third quarter of 1997, Dell reduced its purchases of our proprietary Imagine 128 Series 2 4MB VRAM product. As a result, our net sales to Dell decreased dramatically from $62.7 million during 1996 to $4.9 million during 1997. Future sales to significant customers are uncertain and depend upon the performance and pricing of our new products and their acceptance by these customers.

   Customers generally order on an as-needed basis, and as a result, we have historically operated without significant backlog. Moreover, as is often the case in the PC industry, a disproportionate percentage of our net sales in any quarter may be generated in the final month or weeks of a quarter. Consequently, a shortfall in sales in any quarter as compared to management expectations may not be identifiable until the end of the quarter. Because significant portions of operating expense levels are relatively fixed, the timing of expense levels is based in large part on our expectations of future sales. If sales do not meet our expectations, we may be unable to quickly adjust spending, which could have a material adverse effect on our business.

   If Our Common Stock is Delisted From The Nasdaq Stock Market, It Would Be More Difficult for Stockholders to Sell Shares of Our Common Stock. In order for our common stock to continue to be listed on The Nasdaq Stock Market, we must comply with all of Nasdaq's continued listing requirements. If Nasdaq determines that we have violated any of its continued listing requirements, our common stock could be delisted. For instance, Nasdaq requires listed companies to have net tangible assets of at least $4 million in order to continue its listing. We currently do not meet the net tangible assets requirement for continued listing on the National Market System on the Nasdaq Stock Market. On May 20, 1999 Nasdaq notified us of its intention to change the listing status of our common stock, currently on the National Market System. We formally appealed this decision, which prevented any action by Nasdaq until Nasdaq renders a final decision following the hearing, and attended the appeal hearing with Nasdaq regarding this matter. We have not yet been informed of Nasdaq's final decision.

   Even if our common stock is not delisted from the Nasdaq Stock Market, the issuance and conversion rights of our series B preferred stock could cause Nasdaq to determine that we have violated up to three of its continued listing requirements. The first of the three applicable Nasdaq rules requires that our common stock have a minimum bid price per share of $1.00. Our bid price was currently approximately $1.5625 per share as of August 26, 1999. If the series B preferred stock is converted at its current discount price and the common stock issued upon conversion is subsequently sold in the public market, the bid price of our common stock may be reduced to less than $1.00 per share, in which case Nasdaq may determine that a violation exists and our common stock may be delisted. The second applicable Nasdaq rule requires us to comply with the more onerous requirements for initial listing if Nasdaq determines that we have undergone a change in control or a change in financial structure. Depending on the number of shares of common stock issued upon conversion of the series B preferred stock, Nasdaq may deem the issuance of such preferred stock to be a change in control or a change in financial structure and a violation that could result in delisting. The third applicable Nasdaq rule permits Nasdaq to delist a security if it deems it necessary to protect investors and the public interest. Therefore, if Nasdaq determines that the returns on the series B preferred stock are excessive compared with the returns received by our common stockholders, and such excess returns are egregious, Nasdaq could delist our common stock.

   Our Success Depends Heavily Upon Sales to a Limited Group of OEMs. We try to provide a broad line of high-performance hardware and software video/graphics solutions, targeting both OEMs and two-tier and retail distribution customers. The PC industry has a limited number of major OEMs driving the majority of PC sales. While we are pursuing a significant portion of our business derived from the limited number of major OEMs, we may not be successful in establishing profitable relationships with major OEMs. In addition, major OEMs exercise significant price pressure on their suppliers, generating lower gross margins than those of retail and distribution customers. Our failure to establish profitable relationships with major OEM customers or to maintain and increase the volume and profitability of the products manufactured for such customers would have a material adverse effect on our business.

   The Highly Competitive Market for Our Products May Adversely Affect Our Business Results. Our current and prospective competitors include many companies that have substantially greater name recognition and financial, technical, manufacturing and marketing resources than we have. We may not be able to compete successfully against current and future competitors.

   The market for our products is highly competitive. Our ability to compete successfully depends upon a number of factors both within and beyond our control, including:

  .  Product performance,

  .  Product features,

  .  Product availability,

  .  Price,

  .  Quality,

  .  Timing of our new product introductions compared with the timing of our

  .  competitors' product introductions,

  .  Emergence of new video/graphics and PC standards,

  .  Customer support, and

  .  Industry and general economic trends.

   We compete by offering products emphasizing high performance and quality, utilizing merchant chips. Commencing in the third quarter of 1999, we no longer design and manufacture our own chips. The trend in our industry is towards establishing close alliances between chip and board manufacturers leveraging their respective competitive advantages for the benefit of the customer. We strive to improve our current products and to introduce new products in order to provide a broad product line where demand justifies it. Our current principal competitors include ATI Technologies, Inc., Diamond Multimedia Systems, Inc., which was recently acquired by S3 Incorporated, a chip manufacturer, and Matrox Electronic Systems, Inc. Each of these named competitors markets graphics accelerator products that are marketed in competition with our 64-bit and 128-bit graphics accelerator products.

   Numerous competitors, particularly in higher-volume, lower-priced product categories, have lowered their prices, which may result in reduced sales and/or lower margins for our products. In addition, many companies compete on the basis of their integrated circuit design capabilities by:

  .  supplying accelerator chips on a merchant basis,

  .  producing board-level products, and

  . integrating the accelerator chip that will be placed directly on the CPU motherboard.

   We expect this trend to continue for low-end video/graphic accelerator subsystems; however, we believe the market for video/graphic accelerator subsystems in mid-range to high-end PCs will continue to exist.

   Several of our board-level competitors, as well as various independent software developers, offer software products with features comparable to our HawkEye software utilities. Future enhancements to such competing software products that we do not match, or the inclusion of comparable features in future versions of the Windows operating system, reduce the demand for our HawkEye utilities software. In addition, we may eventually experience indirect competition from suppliers of memory components, CPU manufacturers and others to the extent they integrate advanced graphics processing capabilities into future generations of products.

   We May Not Be Profitable or Generate Cash from Operations in the Future. We have incurred significant losses in the last several years. We intend to continue to expend significant financial and management resources on the development of additional products, sales and marketing, improved technology and expanded operations. Although we believe that operating losses and negative cash flows may diminish in the near future, we may not be profitable or generate cash from operations in the foreseeable future.

   If We Do Not Secure Additional Financing, We May Be Unable to Develop or Enhance Our Services, Take Advantage of Future Opportunities or Respond to Competitive Pressures. We require substantial working capital to fund our business. We have had significant operating losses and negative cash flow from operations. Additional financing may not be available when needed on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could materially adversely affect our business. Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our customer base, the growth of sales and marketing and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated.

   We Depend Upon a Limited Group of Suppliers for Key Components. We depend on sole or limited source suppliers for certain key components and have experienced:

  .  limited availability,

  .  delays in shipments, and

  . unanticipated cost fluctuations related to the supply of components, particularly memory chips.

   We actively work with memory component suppliers to secure pricing and volume commitments for future production. Additionally, our suppliers could make key components, such as memory graphics accelerator chips, less available to the extent that they reduce our lines of credit and payment terms. In such an event, we could have difficulty securing sufficient supply to meet customer requirements. We may not secure commitments in sufficient amounts to meet our needs or at prices that will enable us to attain profitability.

   The Loss of Key Members of Our Management Staff Could Delay and May Prevent the Achievement of Our Business Objectives. Our future success will depend, to a significant extent, upon the efforts and abilities of our senior management and professional, technical, sales and marketing personnel. The competition for such personnel is intense. The loss and failure to promptly replace any one of these key members could significantly delay and may prevent the achievement of our business objectives. Accordingly, our failure to hire, retain or adequately replace key personnel could have a material adverse effect on our business.

   The Value of Our Stock Has in the Past and May in the Future Change Suddenly and Significantly. The trading price of our common stock has been subject to significant fluctuations to date and could be subject to wide fluctuations in the future, in response to many factors, including the following:

  .  Quarter-to-quarter variations in our operating results,

  .  Announcements of technological innovations,

  . New products or significant OEM system design wins by us or our competitors,

  . General conditions in the markets for our products or the computer industry,

  .  The price and availability of purchased components,

  .  General financial market conditions,

  .  Changes in earnings estimates by analysts, or

  .  Other events or factors.

   In this regard, we do not endorse or accept responsibility for the estimates or recommendations issued by stock research analysts from time to time. The volatility of public stock markets, and technology stocks specifically, have frequently been unrelated to the operating performance of the specific companies. These market fluctuations may adversely affect the market price of our common stock.

   Costs of Defending Shareholder Litigation and the Possible Liability Relating to Such Litigation Could Divert Funds and Management Efforts Away from the Manufacturing, Marketing and Sales of Our Products. We have been served notice of three lawsuits seeking class action status on or about June 11, 1996, July 16, 1996 and October 16, 1996, respectively, filed in the United States District Court for the District of Massachusetts naming as defendants our company, the members of the Board of Directors during the period in question, our former Chief Financial Officer and Treasurer, and the selling shareholders and managing underwriters of our 1995 initial public offering. The alleged class of plaintiffs consists of all persons who purchased shares of our common stock on the open market between and including May 26, 1995 through January 31, 1996. The plaintiffs, who seek unspecified damages, interest, costs and fees, allege, among other things, that our Registration Statement and Prospectus in our initial public offering and other public statements and reports filed with the Securities and Exchange Commission during the class period in question contained false and materially misleading statements. The defendants deny liability, believe they have meritorious defenses and intend to vigorously defend against these and any similar lawsuits that may be filed, although the ultimate outcome of these matters cannot yet be determined. By order of the District Court, these actions have been consolidated into a single action. On June 1, 1999, the District Court dismissed certain of the claims asserted by the plaintiffs. The parties presently are engaged in discovery. If the lawsuit is not resolved satisfactorily for us, there could be a material adverse effect on our business.

   We May Have to Indemnify or Pay Damages to Some of Our OEM Customers for Possible Intellectual Property Infringement Claims Filed or Threatened to Be Filed. It is common in the PC industry for companies to assert intellectual property infringement claims against other companies. As a consequence, we indemnify some OEM customers in certain respects against intellectual property claims relating to our products. If an intellectual property claim were to be brought against us, or any of our OEM customers, and we, or any of our OEM customers, were found to be infringing upon the rights of others, we could be required to:

  .  pay infringement damages,

  .  pay licensing fees,

  .  modify our products so that they are not infringing, or

  .  discontinue offering products that were found to be infringing.

   Any of the above-listed actions could have a material adverse effect on our business. Several OEM customers recently sent us notices of potential indemnity claims based upon notices of infringement that they have received from a patent owner. Subsequently, the patent owner filed patent infringement lawsuits in the U.S. and elsewhere against several of such OEM customers and a number of other major PC systems manufacturers. We provide multimedia subsystems to our OEM customers for use in such OEM customers' products that are alleged to infringe on the patent owner's rights. Based upon our preliminary evaluation of the patent, we do not believe the infringement claims are meritorious as to our products sold to our customers. However, under the indemnity agreements or if we are directly sued, we may be required to dedicate significant management time and expense to defending ourselves or assisting our OEM customers in their defense of this or other infringement claims, regardless of merit, which could have a material adverse effect on our business. If an intellectual property claim were to be brought against any of our suppliers and the supplier were found to be infringing upon the rights of others, the supplier could be enjoined from further shipments of our products to us, which could have a material adverse effect on our business.

   A foreign investor has asserted claims against several PC manufacturers, including our customers, that the graphics technology included in our customers' systems infringes the inventor's patents. Certain of our customers have notified us of these assertions and their intent to seek indemnification from us in the event these claims are successful and the infringing technology was included in products that we sold. We believe there are meritorious defenses to these claims and that if the technology in fact infringes the inventor's rights, we would have rights of indemnification from its suppliers. While we cannot assure you, we do not expect this matter to have a material adverse effect on us.

   If the Series A or Series B Preferred Stock is Converted or We Issue Additional Shares of Equity Securities, the Value of Those Shares of Common Stock Then Outstanding May Be Diluted. To the extent that we raise additional capital by issuing equity securities at a price or a value per share less than the then current price per share of common stock, the value of the shares of common stock then outstanding will be diluted or reduced. At present, we have two arrangements to issue additional equity securities which could result in dilution to the present common stockholders. One arrangement involves the issuance of our series A preferred stock, each share of which was purchased or acquired for $2.75 and all of which are convertible into shares of common stock on a one for one basis. In May 1999, the holders of the series A preferred stock converted 850,000 shares into common stock. Based on the number of shares of series A preferred stock presently outstanding and an outstanding warrant to purchase additional shares of series A preferred stock, as of August 26, 1999, we would be required to issue up to 2,794,894 shares of common stock at a price per share that is approximately $1.1562 more than the last sale price of the common stock of $1.5938 on August 26, 1999. If the sale price of the common stock increases, we may be required to issue shares of common stock at a price per share that would be less than the then current price per share.

   We also have an arrangement which involves the issuance of our series B preferred stock (and payment of dividends thereunder in shares of common stock), which is convertible into shares of common stock at a price per share equal to the lesser of:

  .  $4.2703, or

  . 88% of the average of the 10 lowest closing bid prices during the 30 trading days immediately prior to the date of conversion.

   Based on the number of shares of series B preferred stock presently outstanding and the applicable conversion price as of August 23, 1999, we would be required to issue up to 1,934,236 shares of common stock at a price per share that is approximately $.07 less than the last sale price of the common stock of $1.6250 on August 23, 1999. In anticipation of price fluctuations that may reduce the conversion price, we have registered for resale up to 3,022,137 shares of common stock which would become issuable upon conversion of the series B preferred stock if the conversion price fell as low as approximately $1.05 per share. If the conversion price fell even further, then more than 3,022,137 shares of common stock would be issuable upon conversion of the series B preferred stock.

   If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of our common stockholders.

   Our Computer System or Our Suppliers' Computer System Could Fail When the Year Changes to 2000. We use a number of computer software programs and operating systems in our internal operations, including applications used in financial business systems and various administration functions. We also include software programs in our products. The Year 2000 issue refers to potential problems with computer systems or any equipment with computer chips or software that use dates where the date has been stored as just two digits to represent the year, such as 98 for 1998. On January 1, 2000, any clock or date recording mechanism which incorporates date sensitive software, using only two digits to represent the year, may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations, causing disruption of operations, or, among other things, a temporary inability to process transactions, send invoices, or engage in normal operating business activities.

   We have conducted an assessment of our Year 2000 readiness to determine the extent of any potential problems. Our assessment revealed that all our products are not keyed to a two digit date storage system. That is, our drivers and BIOS do not reference or update the time or date, nor are they affected by the system clock. Based upon our assessment, we consider all our products to be Year 2000 compliant. Our assessment also revealed that our principal information systems correctly define the Year 2000 and do not require any modification. As a result, we do not expect to incur any material costs associated with Year 2000 issues. However, we may not have identified all material Year 2000 issues associated with our products.

   We have conducted an assessment of our Year 2000 readiness of the applications used in financial business systems and various administrative functions to determine the extent of any potential problems. We obtained Year 2000 compliance statements from the manufacturers of our core internal information systems. While these applications have been tested by their manufacturers, we will continue to test our mission critical applications for Year 2000 compliance. As a result, we do not expect to incur any material costs associated with Year 2000 issues. However, we may not have identified all material Year 2000 issues associated with internal information systems which could have a material adverse effect on our business.

   We are in the process of contacting our customers, suppliers, financial institutions, creditors, service providers and governmental agencies, with whom we have a material relationship, in an effort to verify the Year 2000 readiness of these third parties that are in a position to impact us materially. We have limited or no control over the actions of these third parties. Thus, while we expect that we will be able to resolve any significant Year 2000 problems, all material Year 2000 issues associated with third parties may not be identified and corrected on a timely basis, and corrections made by third parties may not be compatible with our information systems. The failure of our systems and applications or those operated by third parties to properly operate or manage dates beyond 1999 could have a material adverse effect on our business.

   At this point, we do not believe we will be adversely affected, in a material manner, by the Year 2000 issue. We are actively developing a contingency plan to address any Year 2000 issues that may arise. We intend to design and implement such a contingency plan prior to the end of the third quarter of 1999, which will be based in part upon the balance of the responses we expect to receive from third parties. We will attempt to identify and resolve all Year 2000 problems that could materially affect our business operations. However, management believes that it is not possible to determine with complete certainty, that all Year 2000 problems affecting us have been identified or corrected. The number of devices that could be affected and the interactions among such devices are simply too numerous. In addition, we cannot accurately predict how many Year 2000 problem-related failures will occur or the severity, duration or financial consequences of these perhaps inevitable and unforeseen failures. As a result, we are uncertain whether we or our clients might experience:

  . a significant number of operational inconveniences and inefficiencies that may divert our time and attention, and financial and human resources, from our ordinary business activities, and/or

  . a lesser number of serious system failures that may require significant efforts by us or our clients to prevent or alleviate material business disruptions.

   Based on the foregoing, we do not believe that the Year 2000 problem will have a material adverse effect on our business. Our ability to achieve Year 2000 compliance and the level of incremental costs associated therewith could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' abilities to modify proprietary software and unanticipated problems identified in the ongoing compliance review. Currently, we estimate that we have spent approximately $500,000 on Year 2000 compliance. We estimate that our expense during the last half of 1999 will approximate an additional $200,000.

                         WHERE TO FIND MORE INFORMATION

   We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

   This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room, or

  . obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all of its shares of common stock. The documents we are incorporating by reference are:

  . Annual Report on Form 10-K for the year ended January 2, 1999, filed on April 2, 1999;

  . Amendment to the Annual Report on Form 10-K/A for the year ended January 2, 1999, filed on April 30, 1999;

  .  Current Report on Form 8-K, filed on April 12, 1999;

  . Quarterly Report on Form 10-Q for the quarter ended April 3, 1999, filed on May 18, 1999;

  . Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, filed on August 17, 1999; and

  . The description of the common stock contained in our Registration Statement on Form S-1 filed with the SEC on April 7, 1995, including any amendments or reports filed for the purpose of updating such description.

   You may request a copy of these filings at no cost by writing or telephoning our chief financial officer at the following address and number:

     Number Nine Visual Technology Corporation
     18 Hartwell Avenue
     Lexington, MA 02421
     (781) 674-0009

   This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference provided in this prospectus and the Registration Statement.

                           FORWARD LOOKING STATEMENTS

   We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations and embody statements in which we use words such as "expect," "anticipate, " "intend," "plan," "believe," "estimate," or similar expressions.

   Forward-looking statements necessarily involve risks and uncertainties, including those set forth in the Risk Factors section and elsewhere in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. The factors set forth in the Risk Factors sections and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                USE OF PROCEEDS

   All net proceeds from the sale of the common stock being offered will go to the selling stockholder who offers and sells its shares. Accordingly, we will not receive any proceeds from the selling stockholder's sale of its common stock.

                                DIVIDEND POLICY

   We have not declared or paid dividends on our common stock in the past and do not intend to declare or pay such dividends in the foreseeable future. Our current bank debt agreement prohibits the payment of cash dividends without obtaining advance written approval from the lender.

                              SELLING STOCKHOLDER

   The table below identifies the selling stockholder and provides other information regarding the beneficial ownership of the common stock by the selling stockholder. The second column of the table lists, as of August 27, 1999, the number of the shares of common stock beneficially owned by the selling stockholder and includes as of August 27, 1999 (i) 395,000 shares of common stock directly owned by Silicon Graphics, Inc. ("SGI"), (ii) 2,500,894 shares of common stock for SGI (based on its ownership of series A preferred stock) which would be issuable to SGI upon conversion of the series A preferred stock held by SGI, and (iii) 294,000 shares of common stock for SGI (based on ownership of a Series A Convertible Preferred Stock Purchase Warrant (the "SGI Warrant")) which would be issuable to SGI upon conversion of the series A preferred stock which would be issuable to SGI upon exercise of the SGI Warrant. The third column of the table lists the amount of common stock being registered for sale. The fourth column assumes the sale of all of the shares offered by the selling stockholder. The percent of shares beneficially owned by SGI after the offering was calculated by dividing the amount of shares beneficially owned by SGI by 13,086,527, which is comprised of 10,291,633 shares of common stock issued and outstanding as of August 27, 1999, 2,500,894 shares of common stock based on SGI's ownership of series A preferred stock and 294,000 shares of common stock which would be issuable to SGI upon conversion of the series A preferred stock which would be issued to SGI upon exercise of the SGI Warrant.

   The information provided in the table below has been obtained from the selling stockholder. The selling stockholder may sell all, some or none of its shares in this offering. See "Plan of Distribution."

                         Number of Shares                 Shares Beneficially
                           Beneficially   Maximum Number Owned After Offering
                          Owned Prior to    of Shares    -----------------------
  Selling Stockholder        Offering     Being Offered    Number      Percent
  -------------------    ---------------- -------------- ------------ ----------
Silicon Graphics, Inc.
 .......................    3,189,894       1,000,000       2,189,894     16.7%

                              PLAN OF DISTRIBUTION

   Silicon Graphics, Inc. is offering shares of common stock, $.01 par value per share, which are issuable to it upon conversion of a portion of the series A convertible preferred stock, $.01 par value per share, it acquired from us upon conversion of a secured subordinated convertible promissory note, pursuant to a Securities Purchase Agreement, dated as of May 7, 1998. This prospectus covers the resale by Silicon Graphics, Inc. of up to 1,000,000 shares of common stock.

   In addition to covering the resale of the above mentioned shares of common stock, this prospectus covers an indeterminate number of additional shares as may from time to time become issuable upon conversion of the series A preferred stock by reason of stock splits, stock dividends and other similar transactions, but does not cover an indeterminate number of shares of common stock based on the conversion formula of the series A preferred stock.

   In accordance with the registration rights granted to the selling stockholder pursuant to a Registration Rights Agreement dated March 31, 1999, we agreed to register its shares under the Securities Act of 1933, and we have filed a Registration Statement on Form S-3 with the SEC. The Registration Statement covers the resale of the common stock from time to time on the Nasdaq National Market or in privately-negotiated transactions. This prospectus forms a part of the Registration Statement. We have also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until no longer required for the selling stockholder to sell its shares.

   The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

  . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

  . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  . purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

  . an exchange distribution in accordance with the rules of the applicable exchange,

  .  privately negotiated transactions,

  .  short sales,

  . broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share,

  .  a combination of any such methods of sale, and

  .  any other method permitted pursuant to applicable law.

   The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

   The selling stockholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

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   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of August 31, 1999. You should not assume that this prospectus is accurate as of any other date.

                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
Risk Factors...............................................................   3
Where to Find More Information.............................................  10
Incorporation of Documents by Reference....................................  10
Forward Looking Statements.................................................  11
Use of Proceeds............................................................  11
Dividend Policy............................................................  11
Selling Stockholder........................................................  12
Plan of Distribution.......................................................  13
Legal Matters..............................................................  14
Experts....................................................................  14

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                              Number Nine Visual
                            Technology Corporation

                              1,000,000 shares of
                                 Common Stock


                               -----------------

                                  PROSPECTUS

                               -----------------


                                          , 1999
                               -----------


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                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholder.

      Item                                                            Amount
      ----                                                          -----------
      SEC registration fee......................................... $    430.04
      Nasdaq listing fee...........................................   17,500.00
      Legal fees and expenses......................................   10,000.00
      Accounting fees and expenses.................................   10,000.00
      Miscellaneous fees and expenses..............................    2,069.96
                                                                    -----------
      Total........................................................ $ 40,000.00
                                                                    ===========

Item 15. Indemnification of Directors and Officers.

   Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   The Restated Certificate of Incorporation and Restated By-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The Restated By-laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Restated Certificate of Incorporation, its Restated By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

   As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

   4.1 Restated Certificate of Incorporation of the Company (Filed as an
       Exhibit to the Quarterly Report on Form 10-Q for the quarter ended June
       30, 1995 filed with the Securities and Exchange Commission on August 15,
       1995 and incorporated herein by reference)
   4.2 Restated By-laws of the Company, as amended (Filed as an Exhibit to the Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 filed with the Securities and Exchange Commission on May 18, 1999 and incorporated herein by reference)
   4.3 Certificate of Designation, Preferences and Rights of Series A
       Convertible Preferred Stock (Filed as an Exhibit to the Registrant's
       Annual Report on Form 10-K for the fiscal year ended January 2, 1999 filed with the Securities and Exchange Commission on April 2, 1999 and incorporated herein by reference)
   4.4 Certificate of Designation, Preferences and Rights of the Series B
       Convertible Preferred Stock and Certificate of Correction to the
       Certificate of Designation, Preferences and Rights of the Series B
       Convertible Preferred Stock (Filed as an Exhibit to the Registrant's
       Current Report on Form 8-K for the March 31, 1999 event filed with the Securities and Exchange Commission on April 12, 1999 and incorporated herein by reference)
   4.5 Certificate of Amendment of Restated Certificate of Incorporation of the
       Company
   5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality
  23.1 Consent of PricewaterhouseCoopers LLP
  23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
       Exhibit 5.1)
  24.1 Power of Attorney (included on signature page)

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington and Commonwealth of Massachusetts on the 30th day of August, 1999.

                                          Number Nine Visual Technology
                                           Corporation

                                                 /s/ Wallace E. Smith
                                          By: _________________________________
                                                    Wallace E. Smith
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

   The registrant and each person whose signature appears below constitutes and appoints Timothy Burns and William Ralph, and each of them singly, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him, in his name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite for necessary to be done and in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities indicated on the 30th day of August, 1999.

          Signature                          Title
                                                                       Date

   /s/ Wallace E. Smith          Chief Executive Officer.        August 30, 1999
_____________________________     President and Director
      Wallace E. Smith            (Principal Executive
                                  Officer)

   /s/ Timothy J. Burns          Chief Financial Officer         August 30, 1999
_____________________________     (Principal Financial and
      Timothy J. Burns            Accounting Officer)

 /s/ William H. Thalheimer       Chairman of the Board of        August 30, 1999
_____________________________     Directors
    William H. Thalheimer

                                 Director
_____________________________
      Stanley W. Bialek

  /s/ Dr. Fouad H. Nader         Director                        August 30, 1999
_____________________________
     Dr. Fouad H. Nader

                                 Director
_____________________________
  Dr. John William Poduska

   /s/ Edward L. Breslow         Director                        August 30, 1999
_____________________________
      Edward L. Breslow

                                 EXHIBIT INDEX

 Exhibit
 Number                                  Exhibit
 -------                                 -------
   4.1   Restated Certificate of Incorporation of the Company (Filed as an
         Exhibit to the Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1995 filed with the Securities and Exchange Commission on
         August 15, 1995 and incorporated herein by reference)
   4.2   Restated By-laws of the Company, as amended (Filed as an Exhibit to the Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 filed with the Securities and Exchange Commission on May 18, 1999 and
         incorporated herein by reference)
   4.3   Certificate of Designation, Preferences and Rights of Series A
         Convertible Preferred Stock (Filed as an Exhibit to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended January 2, 1999 filed with the Securities and Exchange Commission on April 2, 1999 and
         incorporated herein by reference.)
   4.4   Certificate of Designation, Preferences and Rights of the Series B
         Convertible Preferred Stock and Certificate of Correction to the
         Certificate of Designation, Preferences and Rights of the Series B
         Convertible Preferred Stock (Filed as an Exhibit to the Registrant's
         Current Report on Form 8-K for the March 31, 1999 event filed with the
         Securities and Exchange Commission on April 12, 1999 and incorporated herein by reference)
   4.5   Certificate of Amendment of Restated Certificate of Incorporation of
         the Company
   5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         regarding legality
  23.1   Consent of PricewaterhouseCoopers LLP
  23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)
  24.1   Power of Attorney (included on signature page)